SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.)

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☐	Soliciting Material Pursuant to § 240.14a-12

REPROS THERAPEUTICS INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Repros Therapeutics Inc.
2408 Timberloch Place, Suite B-7
The Woodlands, Texas 77380

______, 2010

TO OUR STOCKHOLDERS:

You are cordially invited to attend our 2010 annual meeting of stockholders to be held on Monday, May 17, 2010, at 8:00 a.m., Central Daylight Time, at The Avia Hotel, 9595 Six Pines Drive, The Woodlands, Texas 77380.  A notice of the annual meeting, proxy statement and form of proxy are enclosed with this letter.

We encourage you to read the notice of the annual meeting and proxy statement so that you may be informed about the business to come before the meeting.  Your participation in our business is important, regardless of the number of shares that you hold.  To ensure your representation at the meeting, please promptly sign and return the accompanying proxy card in the postage-paid envelope.  We urge you to vote regardless of whether you expect to attend the annual meeting so that we may ensure that a quorum is present.

We look forward to seeing you on May 17, 2010.

Sincerely,

/s/ Joseph S. Podolski

Joseph S. Podolski
Chief Executive Officer

NOTICE OF ANNUAL MEETING OF
STOCKHOLDERS
TO BE HELD MAY 17, 2010

To our stockholders:

The annual meeting of stockholders of Repros Therapeutics Inc. will be held on Monday, May 17, 2010, at 8:00 a.m., Central Daylight Time, at The Avia Hotel, 9595 Six Pines Drive, The Woodlands, Texas 77380, for the following purposes:

1.	To elect a board of five directors, each to serve until our next annual meeting of stockholders or until their respective successors have been duly elected and qualified;

2.	To ratify and approve the appointment of PricewaterhouseCoopers LLP as our registered independent public accounting firm for our fiscal year ending December 31, 2010;

3.
To approve a proposal to grant the board of directors the authority to effect a reverse split of our common stock within one year of the annual meeting on a basis not to exceed one share of common stock for up to five shares of common stock outstanding, if necessary, in the sole discretion of the board of directors, in order to maintain our listing on The NASDAQ Stock Market, or NASDAQ; and

4.	To act on such other business as may properly come before the annual meeting or any adjournments thereof.

Only stockholders of record at the close of business on March 29, 2010 will be entitled to notice of and to vote at the annual meeting.

It is important that your shares be represented at the annual meeting regardless of whether you plan to attend. THEREFORE, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE AS PROMPTLY AS POSSIBLE.  If you are present at the annual meeting, and wish to do so, you may revoke the proxy and vote in person.  In order to be able to have your vote counted at the annual meeting, you need to have written documentation that you are a record holder or, if you own your shares through a brokerage or other type account, written documentation from the account holder that you are the beneficial owner of the shares you are voting.

By Order of the Board of Directors,

/s/ Katherine A. Anderson

Katherine A. Anderson
Secretary

The Woodlands, Texas
______, 2010

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be Held on May 17, 2010

This Proxy Statement, Form of Proxy and the Repros Therapeutics Inc. Annual Report
On Form 10-K for the Fiscal Year Ended December 31, 2009 Are Available At:
www.reprosrx.net/ProxyDocuments

Repros Therapeutics Inc.
2408 Timberloch Place, Suite B-7
The Woodlands, Texas 77380

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 17, 2010

SOLICITATION AND REVOCABILITY OF PROXIES

Our board of directors is soliciting your proxy to be voted at our annual meeting of stockholders to be held on Monday, May 17, 2010, at 8:00 a.m., Central Daylight Time, at The Avia Hotel, 9595 Six Pines Drive, The Woodlands, Texas 77380, for the purposes set forth in the accompanying notice of annual meeting of stockholders, and at any adjournment(s) of the annual meeting.  If the accompanying proxy is properly executed and returned, the shares it represents will be voted at the annual meeting in accordance with the directions noted thereon or, if no direction is indicated, it will be voted in favor of the proposals described in this proxy statement. In addition, the proxy confers discretionary authority to the persons named in the proxy authorizing those persons to vote, in their discretion, on any other matters properly presented at the annual meeting.  Our board of directors is not currently aware of any such other matters.

Each of our stockholders has the unconditional right to revoke his or her proxy at any time prior to its exercise, either in person at the annual meeting or by written notice to our Secretary at Repros Therapeutics Inc., 2408 Timberloch Place, Suite B-7, The Woodlands, Texas 77380.  No revocation by written notice will be effective unless such notice has been received by our Secretary prior to the day of the annual meeting or by the inspector of election at the annual meeting.  If you are present at the annual meeting, in order to be able to have your vote counted at the annual meeting and thus, to revoke your prior valid vote, you need to have written documentation that you are a record holder or, if you own your shares through a brokerage or other type account, written documentation from the holder of record that you are the beneficial owner of the shares you are voting.

Our principal executive offices are located at 2408 Timberloch Place, Suite B-7, The Woodlands, Texas 77380.  This proxy statement and the accompanying notice of annual meeting of stockholders and proxy are being mailed to our stockholders on or about _______, 2010.

We have retained Morrow & Co., Inc., a proxy solicitor, to solicit proxies by mail, in person or by telephone, at an estimated cost of $3,500 plus reimbursement of reasonable out of pocket expenses.  In addition to the solicitation of proxies by use of this proxy statement, our directors, officers and employees may solicit the return of proxies by mail, personal interview, telephone or the internet.  Our officers and employees will not receive additional compensation for their solicitation efforts, but they will be reimbursed for any out-of-pocket expenses incurred.  Brokerage houses and other custodians, nominees and fiduciaries will be requested, in connection with the stock registered in their names, to forward solicitation materials to the beneficial owners of such stock.

We will bear all costs of preparing, printing, assembling and mailing the notice of annual meeting of stockholders, this proxy statement, the enclosed form of proxy and any additional materials, as well as the cost of forwarding solicitation materials to the beneficial owners of stock and all other costs of solicitation.

PURPOSES OF THE MEETING

At the annual meeting, our stockholders will be asked to consider and act on the following matters:

1.	Electing a board of five directors, each to serve until our next annual meeting of stockholders or until their respective successors have been duly elected and qualified;

2.	Ratifying and approving the appointment of PricewaterhouseCoopers LLP as our registered independent public accounting firm for our fiscal year ending December 31, 2010;

3.
Approving a proposal to grant the board of directors the authority to effect a reverse split of our common stock within one year of the annual meeting on a basis not to exceed one share of common stock for up to five shares of common stock outstanding, if necessary, in the sole discretion of the board of directors, in order to maintain our listing on NASDAQ; and

4.	Acting on such other business as may properly come before the annual meeting or any adjournments thereof.

QUORUM AND VOTING

The close of business on March 29, 2010 has been fixed as the record date for the determination of stockholders entitled to vote at the annual meeting and any adjournment(s) thereof.  As of the record date, we had ___________ shares of common stock issued and outstanding.

Each stockholder of record of common stock will be entitled to one vote per share on each matter that is called to vote at the annual meeting.  Shares of common stock may not be voted cumulatively.

The presence, either in person or by proxy, of holders of shares representing a majority of the common stock entitled to be cast at the annual meeting is necessary to constitute a quorum at the annual meeting.  Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business.  Broker non-votes occur when a broker or other nominee does not have discretionary authority to vote the shares with respect to a particular matter and has not received voting instructions from the beneficial owner with respect to that matter.  A plurality vote is required for the election of directors.  Accordingly, if a quorum is present at the annual meeting, the five persons receiving the greatest number of votes cast at the annual meeting will be elected to serve as directors.  Thus, abstentions and broker non-votes will not affect the outcome of the election of directors.

All other matters to be voted on will be decided by the vote of the holders of shares representing a majority of the votes present or represented at the annual meeting and entitled to vote on such matter.  Shares represented at the meeting but that abstain with respect to these proposals will be considered in determining whether the requisite number of affirmative votes are cast on such matter.  Accordingly, such abstentions will have the same effect as a vote against (i) the ratification of the reappointment of PricewaterhouseCoopers LLP as our registered independent public accounting firm and (ii) the approval of the grant of authority to the board of directors to effect a reverse split of our common stock within one year of the annual meeting, if necessary to maintain our listing on NASDAQ.  Broker non-votes will not be treated as shares represented at the meeting and entitled to vote for purposes of these proposals, and therefore will have no effect.

All proxies that are properly completed, signed and returned prior to the annual meeting will be voted.  Any proxy given by a stockholder may be revoked at any time before it is exercised by the stockholder by (i) filing with our Secretary an instrument revoking it, (ii) executing and returning a proxy bearing a later date or (iii) attending the annual meeting and expressing a desire to vote his or her shares of common stock in person.  If you wish to vote in person at the meeting but hold your stock in street name (that is, in the name of a broker, bank or other institution), then you must have a proxy from the broker, bank or institution in order to vote at the meeting.  Votes will be counted by Computershare Trust Company, N.A., our transfer agent and registrar.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents certain information regarding the beneficial ownership of our common stock as of March 15, 2010 by:

•	each person who is known by us to own beneficially more than 5% of the outstanding shares of common stock;

•	each director and nominee for director;

•	each executive officer named in the Summary Compensation Table under the heading "Executive Compensation;" and

•	all directors and executive officers as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock(1)		Percentage of Class(2)

Katherine A. Anderson, C.P.A.	1,500		*
Daniel F. Cain	73,250	(3)	*
Jean L. Fourcroy, M.D., Ph.D., M.P.H.	71,850	(3)	*
Nola E. Masterson	67,250	(4)	*
Paul Lammers, M.D., M.Sc.	—	(5)	*
Louis Ploth	278,882	(6)	1.1%
Joseph S. Podolski	560,430	(7)	2.1%
Jaye Thompson, Ph.D.	6,666	(8)	*
Andre van As, Ph.D.	10,410	(9)	*
Ronald Wiehle, Ph.D.	232,703	(10)	*

All directors and executive officers as a group (10 persons)	1,302,941	(3)-(10)	4.8%

*	Does not exceed 1%.

(1)	Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by such persons.

(2)	In accordance with SEC rules, each beneficial owner’s percentage ownership assumes the exercise of all options held by such person that are exercisable within 60 days after March 15, 2010.

(3)	Includes 71,250 shares of common stock issuable upon exercise of options.

(4)	Includes 66,250 shares of common stock issuable upon exercise of options.

(5)	Based on information contained in a Form 4 dated February 2, 2009, as Dr. Lammers is no longer an insider having resigned as President of the Company in October 2009.

(6)
Based on information contained in a Form 4 dated October 7, 2008, as Mr. Ploth is no longer an insider having ceased to serve as Chief Financial Officer and Vice President, Business Development for the Company in August 2009; includes 237,865 shares of common stock issuable upon exercise of options.

(7)
Includes (i) 3,000 shares of common stock which are held by certain of Mr. Podolski’s family members and (ii) 441,149 shares of common stock issuable upon the exercise of options.  Mr. Podolski disclaims beneficial ownership of the shares owned by his family members.

(8)	Includes 6,666 shares of common stock issuable upon exercise of options.

(9)
Based on information contained in a Form 4 dated January 11, 2007, as Dr. van As is no longer an insider having ceased to serve as Chief Medical Officer and Senior Vice President, Clinical and Regulatory, in October 2009; includes 410 shares of common stock which are held by Dr. van As’ wife.

(10)	Includes 210,687 shares of common stock issuable upon exercise of options.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2009, regarding compensation plans (including individual compensation arrangements) under which equity securities are authorized for issuance:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities shown in the first column)
Equity compensation plans approved by shareholders(1)	1,824,211	$4.56	1,589,098	(2)

Equity compensation plans not approved by shareholders	___	___	___
Total	1,824,211	$4.56	1,589,098	(2)

(1)
Consists of shares of common stock issued or remaining available for issuance under our 2000 Non-Employee Directors' Stock Option Plan and our 2004 Stock Option Plan and issued under our Amended and Restated 1993 Employee and Consultant Stock Option Plan and our 1994 Employee and Consultant Stock Option Plan.

(2)
Consists of 1,119,679 shares remaining available for issuance under our 2004 Stock Option Plan and 469,419 shares remaining available for issuance under our 2000 Non-Employee Directors' Stock Option Plan.

PROPOSAL NUMBER 1:
ELECTION OF DIRECTORS

Our board of directors has nominated and urges you to vote for the election of Joseph S. Podolski, our Chief Executive Officer, Daniel F. Cain, Jean L. Fourcroy, M.D., Ph.D., M.P.H., Nola Masterson, and Jaye Thompson, Ph.D., all of whom have been nominated to serve as directors until the next annual meeting of stockholders or until their successors are duly elected and qualified.  The chart and paragraphs below provide information regarding each nominee, including the experiences, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and the Board to determine that the person should serve as a director for the Company in 2010.  Proxies solicited hereby will be voted for all nominees unless stockholders specify otherwise in their proxies.

If, at the time of or prior to the annual meeting, any of the nominees should be unable or decline to serve, the discretionary authority provided in the proxy may be used to vote for a substitute or substitutes designated by the board of directors.  The board of directors has no reason to believe that any substitute nominee or nominees will be required.

Nominees for Election as Directors

The names of the nominees for election as directors, and certain additional information with respect to each of them, are set forth below.

Name	Age	Position with Us	Year First Became Director

Joseph S. Podolski	62	President, Chief Executive Officer and Director	1992

Daniel F. Cain	64	Director	2004

Jean L. Fourcroy, M.D., Ph.D., M.P.H.	79	Director	2004

Nola Masterson	63	Director and Chair of the Board	2004

Jaye Thompson, Ph.D.	44	Director	2009

Joseph S. Podolski. Mr. Podolski has served as Chief Executive Officer and as a director since 1992. He joined us in 1989 as Vice President of Operations.  Previously, Mr. Podolski spent twelve years in various engineering, product development and manufacturing positions at G.D. Searle, a subsidiary of Monsanto Company. Before joining Monsanto, Mr. Podolski held positions in manufacturing, engineering, quality control and development of fine chemicals, antibiotics, pharmaceuticals and hospital products with Abbott Laboratories, Dearborn Chemical Company and Baxter Pharmaceuticals. Mr. Podolski holds a B.S. degree in chemistry and a M.S. degree in chemical engineering from the Illinois Institute of Technology.

Daniel F. Cain.  Mr. Cain was elected a director in 2004 and was chair of the board of directors from 2005 to 2008.  Since October 1994, Mr. Cain has provided consulting services for small businesses.  Since May 2000, he has also served as acting chief executive officer of Wireless Medical, Inc., a Colorado-based medical device company.  From 1969 to 1994, Mr. Cain held various positions with Miles Laboratories, Inc., Hexcel Corporation, Scripps-Miles, Inc., Synbiotics Corporation and Heska Corporation.  Mr. Cain has 38 years of broad business experience including 28 years with medical companies. Sixteen of these years were with three different biotech startup companies, one of which he co-founded. Mr. Cain has held a wide variety of executive level management positions including chief executive officer, president and chief financial officer. Mr. Cain earned a B.S. degree from LeTourneau College and a M.B.A. degree from Indiana University.

Jean L. Fourcroy, M.D., Ph.D., M.P.H.  Dr. Fourcroy was elected a director in 2004.  From 1988 to 2001, she was engaged as a Medical Officer with the U.S. Food and Drug Administration, or FDA.  Since leaving the FDA, Dr. Fourcroy has been a consultant to the industry and a featured speaker and panel member in numerous meetings and symposia.  Dr. Fourcroy is a member of the Board of Directors of the U.S. Anti-Doping Agency and is a Past President of the American Medical Women’s Association.  Dr. Fourcroy is the recipient of a 1998 American Urological Association Presidential Citation Award, the 1999 Camille Mermod Award from the American Medical Women’s Association and an Outstanding Service Award from the American Society of Andrology in April 2000.  Dr. Fourcroy received her M.D. from the Medical College of Pennsylvania and her Ph.D. from the University of California at San Francisco.  Her surgery and urology residencies were completed at George Washington University Medical Center with Board Certification in Urology.  She received her Masters in Public Heath from the Medical College of Wisconsin.

Nola Masterson.  Ms. Masterson was elected a director in 2004 and became chair of the board in 2009.  Since 1982, she has been the chief executive officer of Science Futures Inc., an investment and advisory firm.  Ms. Masterson is currently Managing Member and General Partner of Science Futures LLC, I and II, which are venture capital funds invested in life science funds and companies.  She is on the board of directors of Generex Biotechnology, Inc. (NasdaqCM: GNBT) located in Toronto, Canada.  She serves on the audit committee, nominating committee and the compensation committee for Repros Therapeutics Inc.  Ms. Masterson was the first biotechnology analyst on Wall Street, working with Drexel Burnham Lambert and Merrill Lynch, and is a co-founder of Sequenom, Inc., a genetic analysis company located in San Diego and Hamburg, Germany.  Ms. Masterson is the Chair Emeritus of the Bay Bio Institute, a 501(c) 3 part of BayBio, which promotes science education, workforce development and best practices as well as entrepreneurs in the bioeconomy.  Ms. Masterson began her business career at Ames Company, a division of Bayer, and spent eight years at Millipore Corporation in sales and sales management.  Ms. Masterson has 33 years of experience in the life science industry.  She received her Masters in Biological Sciences from George Washington University, and continued Ph.D. work at the University of Florida.

Jaye Thompson, Ph.D.  Dr. Jaye Thompson was elected a director in 2009. Ms. Thompson has more than 20 years of experience in the clinical research industry. She is currently the Senior Vice President of Clinical Development and Regulatory Affairs with Opexa Therapeutics, Inc. Prior to joining Opexa, she was the Senior Vice President for Regulatory Affairs and Emerging Biotechnologies at inVentiv Clinical Solutions, LLC, a wholly-owned subsidiary of inVentiv Heatlh (NASDAQ, VTIV), a full-serve contract research organization. Prior to its acquisition by inVentiv in 2006, Dr. Thompson was President and Founder of SYNERGOS, Inc, a leading contract research organization based in The Woodlands, Texas. Under her leadership, SYNERGOS (founded in 1991) grew and gained a reputation as one of the foremost clinical research organizations in the region. She started her career as a Biostatistician and Project Leader for Applied Logic Associates. Dr. Thompson holds a Bachelor's degree in Applied Mathematics from Texas A&M University and an MS and a PhD in Biostatistics from the University of Texas Health Science Center in Houston. She serves on the Gulf Coast Regional Center of Innovation and Commercialization Executive Board, the MD Anderson Technology Review Committee and the BioHouston Associate Advisory Board.

The board of directors recommends that stockholders vote “FOR” the election of each of the above-named nominees, and proxies executed and returned will be so voted unless contrary instructions are indicated thereon.

EXECUTIVE OFFICERS

Set forth below is certain information concerning our executive officers, including the business experience of each during the past five years.

Name	Age	Position

Joseph S. Podolski	62	President, Chief Executive Officer and Director

Katherine A. Anderson, C.P.A..	52	Principal Financial Officer, Chief Accounting Officer and Secretary

Ronald Wiehle, Ph.D.	60	Vice President, Research and Development

Information pertaining to Mr. Podolski may be found in the “Proposal Number 1-Election of Directors – Nominees for Election as Directors.”

Ronald Wiehle, Ph.D.  Dr. Wiehle originally joined us in 1996 and now serves as the Vice President, Research and Development.  Previously, he worked as an Assistant Biochemist at the IIT Research Institute in Chicago on animal models of human cancer.  He has over 30 years of experience in biomedical sciences which includes projects involving male and female reproductive biology, cancer biology, virology, and cell biology.  Previously, Dr. Wiehle served as the lead scientist for all of the company's hormonally-based programs and was instrumental in the licensing of a series of SPRMs from the National Institute of Health.  Dr. Wiehle received a B.S., in Chemistry, from the University of Illinois at Chicago.  Dr. Wiehle earned his Ph.D. in Biochemistry from The University of Louisville School of Medicine/Health Science focusing on hormone receptors in human breast cancer.  He earned a post doctoral award under a Sonderesforshungsgemeinshaft (SFG) at the Institut fuer Molekularbiologie und Tumorforshung (IMT) of the Phillips University in Marburg, Germany to study the use of recombinant retrovial vectors to transform mammalian cells.  He has held faculty positions at the James Graham Brown Cancer Center/University of Louisville and the Department of Obstetrics & Gynecology at Baylor College of Medicine.  He has been awarded research grants by the NIH and local and national clinical/scientific organizations. He has authored more than 25 publications and has delivered invited lectures.

Katherine A. Anderson, C.P.A.  Ms. Anderson originally joined us in 2002 as an independent contractor controller and, effective October, 2009, assumed the additional position of Chief Accounting Officer.  Ms. Anderson is a certified public accountant with 28 years of experience in accounting and finance.  Ms. Anderson earned a B.S. degree in accounting from The University of Houston.

CORPORATE GOVERNANCE

Board Meetings

Our operations are managed under the broad supervision of the board of directors, which has ultimate responsibility for the establishment and implementation of our general operating philosophy, objectives, goals and policies.  The positions of chair of the board of directors and the chief executive officer of the Company are currently held by different individuals, Nola Masterson and Joseph Podolski, respectively.  The Company believes that this structure provides the Company with the appropriate level of risk oversight.  Our board of directors is currently comprised of a majority of independent directors.  The board of directors has determined that current directors, Drs. Fourcroy and Thompson, Mr. Cain and Ms. Masterson, as well as former directors, who served during the fiscal year 2009, Jeffrey R. Harder, David Poorvin, Ph.D., John C. Reed, M.D., Ph.D., and Stephen B. Howell, M.D. are “independent” as independence is defined under the listing standards for The Nasdaq Market.  The board based these determinations primarily on a review of the responses our directors provided to questions regarding employment and compensation history, affiliations and family and other relationships.  During 2009, the board of directors convened on eleven occasions.  All directors attended at least 75% of the meetings held by the board and any committee of the board on which he or she served during his or her tenure in 2009.  Our current policy is to have our directors attend our annual meeting of stockholders.  All of our directors attended our 2009 annual meeting of stockholders.

Board Committees

Pursuant to delegated authority, various board functions are discharged by the standing committees of the board. The board of directors has appointed three principal standing committees: the compensation and option committee, the nominating and corporate governance committee and the audit committee.  Copies of the audit committee charter, the compensation and option committee charter and the nominating and corporate governance committee charter are available in the Corporate Governance section of our web site at http://www.reprosrx.com.  The current members of the committees are identified in the following table:

Director	Audit	Compensation and Option	Nominating and Corporate Governance

Daniel F. Cain	√ (Chair)	√	√
Jean L. Fourcroy, M.D., Ph.D., M.P.H.			√
Nola Masterson	√	√(Chair)	√(Chair)
Jaye Thompson, Ph.D.	√	√

Audit Committee.  The audit committee, which is currently comprised of Mr. Cain, as chair, Ms. Masterson and Dr. Thompson, and which previously included in 2009 former directors, Drs. Poorvin and Reed, provides assistance to the board of directors in fulfilling its responsibilities relating to corporate accounting and reporting practices, recommends to the board of directors the engagement by us of our independent public accountants, approves services performed by our independent public accountants, including fee arrangements and the range of audit and non-audit services, maintains a direct line of communication between the board of directors and our independent public accountants and performs such other functions as may be prescribed with respect to audit committees under applicable rules, regulations and policies of The Nasdaq Market.  The audit committee also evaluates our system of internal controls, the internal audit function and other related areas.  The audit committee holds a private executive session with our independent auditors following every audit committee meeting.  This executive session excludes management.  The audit committee meets quarterly and convened five times in 2009.

As required by The Nasdaq Market and Securities and Exchange Commission, or SEC, rules regarding audit committees, the board of directors has reviewed the qualifications of its audit committee and has determined that none of the current members of the audit committee have a relationship with us that might interfere with the exercise of their independence from us or management and has determined that each member of the audit committee is independent, as independence is defined in the listing standards for The Nasdaq Market.  The board of directors has determined that Mr. Cain, chair of the audit committee, is an audit committee financial expert as described in Item 401(h) of Regulation S-K.

Compensation and Option Committee.  The compensation and option committee, which is currently comprised of Mr. Cain, Dr. Thompson and Ms. Masterson, who serves as chair of the committee, and which previously included in 2009 former directors, Mr. Harder and Drs. Poorvin and Reed, establishes the compensation for our president and chief executive officer (and formerly our vice president, business development and chief financial officer), including applicable bonus milestones and equity/option grants.  The committee also may be involved or may approve, depending on the availability of the board of directors, grants of awards to other employees, may determine the terms and conditions provided for in each option grant, and may, as requested by our president and chief executive officer, review and recommend to the board of directors the amount of compensation to be paid to our officers. The compensation committee generally convenes on an as needed basis.  The compensation and option committee met two times in 2009.  The board of directors has determined that each member of the compensation and option committee is independent, as independence is defined in the listing standards for The Nasdaq Market.

Nominating and Corporate Governance Committee.  The nominating and corporate governance committee is currently comprised of Dr. Fourcroy, Mr. Cain and Ms. Masterson (the chair thereof) and previously included in 2009 former directors, Mark Lappe, Drs. Poorvin and Reed and Mr. Harder.  The nominating and corporate governance committee investigates and makes recommendations to the board with respect to qualified candidates to be nominated for election to the board and reviews and makes recommendations to the board of directors with regard to candidates for directors nominated by stockholders in accordance with our bylaws.  This committee also investigates and makes recommendations to the board with regard to all matters of corporate governance, including the structure, operation and evaluation of the board and its committees. The nominating and corporate governance committee met once during 2009.  The board of directors has determined that each current member of the nominating and corporate governance committee is independent, as independence is defined in the listing standards for The Nasdaq Market.

Executive Sessions of the Board of Directors.  Our policy is to have non-management directors meet regularly in executive sessions following each of our regularly scheduled meetings of the board of directors in a calendar year.  A non-management director is any director who is not an employee and does not include any director who is not independent as determined by the board of directors.  Non-management directors presently consist of all current directors except Mr. Podolski.  The non-management directors met a total of eleven times during calendar year 2009.

Communications with Directors.  Our security holders and other interested parties may communicate with any of our directors (including any presiding director or the non-management directors as a group) by mail to our Secretary, Repros Therapeutics Inc., 2408 Timberloch Place, Suite B-7, The Woodlands, Texas 77380.  Such communications should specify the intended recipient or recipients.  All such communications, other than commercial solicitations or communications will be forwarded to the appropriate director or directors.

Stockholder Nominations.  The nominating and corporate governance committee will consider stockholder proposals for director nominees.  In order to nominate a director at the annual meeting, a stockholder must follow the procedures set forth in Section 2.12 of our bylaws (available on our web site at http://www.reprosrx.com). In order to recommend a nominee for a director position, a stockholder must be a stockholder of record at the time the stockholder gives notice of its recommendation and the stockholder must be entitled to vote for the election of directors at the meeting at which such nominee will be considered. Stockholder recommendations must be made pursuant to written notice delivered to our principal executive offices no less than 50 days nor more than 75 days prior to the date of the annual or special meeting at which directors are to be elected; provided, that if the date of the annual or special meeting was not publicly announced more than 65 days prior to the annual or special meeting, such notice by the stockholder will be timely if delivered to the Secretary no later than the close of business on the 15th day following the day on which such announcement of the date of the meeting was communicated to the stockholders.

The stockholder notice must set forth the following:

1.           As to each person the stockholder proposes to nominate for election as a director, all information relating to such person that would be required to be disclosed in solicitations of proxies for the election of such nominees as directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, or the Exchange Act;

2.           The written consent to serve as a director if elected by each person nominated;

3.           Name and address of the stockholder as they appear on our books; and

4.           The class and number of shares of common stock beneficially owned by such stockholder.

In addition to complying with the foregoing procedures, any stockholder nominating a director must also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder.

Nominating and Corporate Governance Committee Nominations. The nominating and corporate governance committee selects each nominee based on the nominee’s skills, achievements and experience. The Company seeks directors who represent a diversity of backgrounds and experiences and believes that such diversity will enhance the quality of the board’s deliberations and decisions.  In selecting candidates, the following will be considered, among other things: knowledge, experience and skills in areas critical to understanding us and our business (including financial expertise); personal characteristics, such as integrity and judgment; and candidates’ commitments to the boards of other companies.  Specifically, due to the Company’s significant interest in female health, the Company has made a concerted effort to locate and attract women who have appropriate backgrounds and experience to serve on the board.  As part of its periodic self-assessment process, the board determines the diversity of specific skills and characteristics necessary for the optimal functioning of the board.

When seeking candidates for director, the nominating and corporate governance committee may solicit suggestions from incumbent directors, management, stockholders or others. While the committee has authority under its charter to retain a search firm for this purpose, no such firm was utilized in 2009. After conducting an initial evaluation of a potential candidate, the committee will interview that candidate if it believes such candidate might be suitable to be a director. The committee may also ask the candidate to meet with management. If the committee believes a candidate would be a valuable addition to the board of directors, it will recommend to the full board of directors that candidate’s election.  All but one of our nominees for director at this annual meeting are standing for re-election.  Jaye Thompson, Ph.D., elected to the board of directors in November 2009 to fill the vacancy created by the resignation of former directors, Mark Lappe and John Reed, is a first-time nominee who was recommended to the nominating and corporate governance committee by Joseph Podolski.

Code of Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics for directors, officers and employees and a Code of Ethics for Senior Financial Officers, which are available on the Corporate Governance section of our website at http://www.reprosrx.com. If any substantive amendments are made to either code, the nature of such amendment will be disclosed on our website. In addition, if a waiver from either code is granted to an executive officer, director or principal accounting officer, the nature of such waiver will be disclosed on our website.

Compensation Committee Interlocks and Insider Participation

All members of the compensation and option committee are independent directors, and none of them are present or past employees or officers of ours.  No member of the compensation and option committee has had any relationship with us requiring disclosure under Item 404 of Regulation S-K under the Exchange Act.  None of our executive officers has served on the board or compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served on our board or compensation and option committee.

The Board's Role in Risk Oversight

The board of directors’ role in the Company’s risk oversight process includes regular discussions and meetings with members of senior management on areas of material risk to the Company, including operational, financial, legal, regulatory, strategic and reputational risks. In addition, several members of Repros' board are actively involved in several key areas of risk to the Company, namely, regulatory strategy and interactions with the U.S. Food and Drug Administration, and financing matters.  Due to the relatively small size of the board, and the centralized management at Repros, senior management is able to frequently interact with the full board (or the appropriate committee in the case of risks that are under the purview of a particular committee). This structure enables the board and its committees to be heavily involved in the risk oversight role.

AUDIT COMMITTEE REPORT

The audit committee is currently comprised of three directors who are independent, as defined by the standards of the Nasdaq Market. The audit committee assists the board in overseeing matters relating to our accounting and financial reporting practices, the adequacy of our internal controls and the quality and integrity of our financial statements.  In March 2004, the audit committee adopted, and the board of directors ratified, an audit committee charter, a copy of which is available on our web site at www.reprosrx.com in the Corporate Governance section.

The audit committee met five times during the year ended December 31, 2009.  The audit committee reviewed with management and the independent auditors the interim financial information included in our quarterly reports on Form 10-Q for the fiscal quarters ended March 31, June 30 and September 30, 2009 prior to their being filed with the SEC and reviewed in a meeting held in 2010 the financial information for the fiscal quarter and year ended December 31, 2009, as filed with our Form 10-K for the year ended December 31, 2009.

The independent auditors provided the audit committee with a written statement describing all the relationships between us and our auditors that might bear on the auditors’ independence consistent with Public Company Accounting Oversight Board Rule 3526 (Communication with Audit Committees Concerning Independence).  The audit committee also discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence.

The audit committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement of Auditing Standards No. 61, as amended, “Communication with Audit Committees.”

With and without management present, the audit committee discussed and reviewed the results of the independent auditors’ examination of our December 31, 2009 financial statements.  The discussion included matters related to the conduct of the audit, such as the selection of and changes in significant accounting policies, the methods used to account for significant or unusual transactions, the effect of significant accounting policies in  emerging areas, the process used by management in formulating significant accounting estimates and the basis for the auditors’ conclusions regarding the reasonableness of those estimates, significant adjustments arising from the audit and disagreements, if any, with management over the application of accounting principles, the basis for management’s accounting estimates and the disclosures in the financial statements.

The audit committee reviewed our audited financial statements as of and for the year ended December 31, 2009, and discussed them with management and the independent auditors.  Based on such review and discussions, the audit committee recommended to the board that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for filing with the SEC.

The foregoing report is given by the members of the audit committee:

Dr. Jaye Thompson
Nola Masterson
Daniel F. Cain, Chair

This report of the audit committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, or Securities Act, or the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under either the Securities Act or the Exchange Act.

COMPENSATION AND OPTION COMMITTEE REPORT

The compensation and option committee has reviewed and discussed the Compensation Discussion and Analysis for the year ended December 31, 2009 with management, and based on such reviews and discussions, the compensation and option committee recommended to the board, and the board has approved, that the Compensation Discussion and Analysis be included in this proxy statement for filing with the SEC.

The foregoing report is given by the following members of the compensation and option committee:

Nola Masterson, Chair
Jaye Thompson, Ph.D.
Daniel F. Cain

The report of the compensation and option committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.

COMPENSATION DISCUSSION AND ANALYSIS

Philosophy

We have designed our compensation programs to attract and retain key employees, motivate all of our employees to be productive and reward our employees, officers and directors for exceptional performance.  We have implemented different types of compensation programs to motivate performance both in the short-term and in the long-term, with the ultimate goal of long-term increased value for our stockholders.

We believe that our executive compensation programs are essential to our ultimate success and also impact the environment of compensation for all employees.  Executive compensation programs set the general level of expectations for our company and also demonstrate the types of goals we expect all employees to reach.

In setting executive compensation, we first determine the goals that will ultimately make our company successful.  Generally, for the past three years, our success has been dependent upon two key factors:

•	the successful continued clinical development of our two products, Proellex® and Androxal®; and

•	our ability to raise capital to allow us to continue such development.

Because these are goals that are best measured over the long term, we believe that the most effective means of motivating our executives is by providing compensation that will reward long-term success with competitive short-term compensation being used to retain our key executives.  We have utilized traditional long-term compensation programs, namely, stock option programs, to effectuate these goals.

Overview of Compensation and Process

Our compensation programs consist of the following:

•	Base cash salary;

•	Cash bonuses;

•	Equity incentives;

•	General employee benefits available to all employees (simple IRA matching program and health insurance); and

•	Limited perquisites (car allowance).

The compensation and option committee is responsible for evaluating the performance of senior management, determining the compensation for our senior executive officer (Mr. Podolski) and for administering our incentive plans under which grants may be made to our employees.  Base salaries for our senior executive officers are usually determined at the meeting of the compensation and option committee held following the end of a fiscal year.  At this meeting, the committee usually determines how any potential bonuses will be paid and reviews the base salary compensation, bonus payments and level of equity compensation for all such senior officers.  The committee also reviews on an annual basis the equity compensation levels of all of our other officers.

In determining the level and composition of compensation of each of our senior executive officers, the compensation and option committee takes into account various qualitative and quantitative indicators of corporate and individual performance. For years prior to 2009, the committee has relied on the level of compensation at peer group companies to assist in determining the level of compensation for them.  The committee considered its peer group to be companies in the biotechnology industries that are of a similar market capitalization and size, including number of employees, number of developmental products, stage of development of pipeline, commercial potential of pipeline products and geographic location.  This peer group, for calendar year 2008, consisted of the following companies:  Adolor Corporation, Advanced Magnetics, Inc., Alexion Pharmaceuticals, Inc., Alexza Pharmaceuticals, Inc., Antigenics Inc., ARIAD Pharmaceuticals, Inc., BioMimeticTherapeutics, Inc., Cadence Pharmaceuticals, Inc., Cell Genesys,Inc., Cypress Bioscience, Inc., Discovery Laboratories, Inc., DyaxCorp., EntreMed, Inc., Pharmacyclics, Inc., Geron Corporation, Medivation, Inc., Immunomedics, Inc., Penwest Pharmaceuticals, Pharmacopeia Drug Discovery, Inc., POZEN Inc., Telik, Inc., VIVUS, Inc. and XenoPort, Inc.

As stated before, because we are developing technologies and have no current approved drugs, the use of certain traditional performance standards (e.g., profitability and return on equity) is not appropriate in evaluating the performance of our executive officers.  In addition, the committee recognizes performance and achievements that are more difficult to quantify, such as the successful supervision of major corporate projects and demonstrated leadership ability.  The chief executive officer usually establishes the level of compensation of the other officers in the Company, such as Dr. Wiehle and Ms. Anderson, and the compensation and option committee customarily meets with our senior executive officer concerning their compensation, and makes its final determination of the appropriate compensation amounts for each of them.

Section 162(m) of the Internal Revenue Code of 1986, or the Code, places a $1 million annual cap on the deductible compensation that can be paid to certain executives of publicly-traded corporations.  Amounts that qualify as “performance based” compensation under Section 162(m)(4)(c) of the Code are exempt from the cap and do not count toward the $1 million limit.  Generally, stock options will qualify as performance based compensation.  The committee has discussed and considered and will continue to evaluate the potential impact of Section 162(m) on us in making compensation determinations, but has not established a set policy with respect to future compensation determinations.

As a result of the election of Mark Lappe as chair of the board of directors late in 2008, and the election of Paul Lammers as President in early 2009, the compensation committee's normal role during 2009 was impacted.  In addition, several long term members of the committee, Mr. Harder and Dr. Poorvin, did not stand for reelection in the May 2009 stockholders meeting, with Mr. Lappe assuming a more involved role.   The committee, led by Dr. Poorvin, commenced its customary role in early 2009 of determining the appropriate amount of bonus to award to Mr. Podolski and Mr. Ploth for their performance in achieving their individual and corporate goals and objectives during 2008.  As a result of the above referenced management changes, the full board, acting on Mr. Lappe's recommendation, approved the engagement of Dr. Lammers as President as well as his compensation package.  Following the shareholders meeting in May 2009, no further meetings were held by the compensation committee during 2009, thereby resulting in Mr. Podolski's and Mr. Ploth's respective salaries remaining status quo for calendar year 2009.  With the approval of the board of directors, in August 2009, all of the Company's continuing salaried employees, including all executive officers, agreed to a temporary 50% reduction in their salary, in order to conserve the Company's cash position and provide more working capital to apply toward the Company's creditors.  Subsequently, in an effort to retain our current employees, the board of directors approved issuing stock options to each affected employee in an amount equal to the amount of salary waived, divided by the price of the Company's common stock on the date of approval by the board.  It is anticipated that this salary reduction program will be revised for all employees other than Mr. Podolski to a 25% reduction in salary, when the Company is successful in raising additional funding in 2010, in an amount at least equal to $5,000,000, and that all employees other than Mr. Podolski will be back to their normal full salary when the Company raises a total of $10,000,000 and Mr. Podolski’s salary will be revised to a 25% reduction.

The Company does not believe that its compensation policies and practices for its employees are reasonably likely to have a material adverse effect on the registrant.

SUMMARY COMPENSATION TABLE

The following table presents summary information, for the year ended December 31, 2009, regarding the compensation of each of our current officers: Joseph S. Podolski, our Chief Executive Officer, Ronald Wiehle, Ph.D., our Vice President, Research and Development, Katherine A. Anderson, our Chief Accounting Officer and Secretary, as well as three of our former officers each of whom ceased to provide services to us during 2009: Paul Lammers, M.D.,M.Sc., our former President, Louis Ploth, Jr., our former Chief Financial Officer and Vice President, Business Development, and Andre van As, Ph.D, our former Chief Medical Officer and Senior Vice President, Clinial & Regulatory.  We have entered into a consulting agreement with Ms. Anderson and an employment agreement with Mr. Podolski.  Former employees, Mr. Ploth and Drs. Lammers and van As, were compensated pursuant to employment agreements.  The material terms of those agreements are described below.

Based on the summary compensation information provided below, “Salary” accounted for approximately 61% of the total compensation paid to the named executive officers for 2009.

Name and Principal Position	Year	Salary	Bonus		Stock Awards	Option Awards (2)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation		Total

Joseph S. Podolski	2009	$353,682	—		—	$251,947	—	—	$29,995	(3)	$635,624
CEO and Director	2008	$424,684	$84,087	(1)	—	$157,832	—	—	$36,936	(4)	$703,539
	2007	$353,903	$18,579		—	$199,995	—	—	$33,677	(5)	$606,154

Ronald Wiehle, Ph.D.	2009	$134,063	—		—	$116,444	—	—	$21,718	(6)	$272,225
VP, R&D	2008	$158,750	—		—	$93,294	—	—	$23,195	(7)	$275,239
	2007	$150,000	—		—	$79,537	—	—	$21,153	(8)	$250,690

Katherine A. Anderson	2009	$111,370	—		—	—	—	—	—		$111,370
Chief Accounting Officer
and Secretary

Louis Ploth, Jr.	2009	$246,973	—		—	$106,053	—	—	$26,532	(9)	$379,558
former CFO & VP, Business	2008	$268,966	$39,000	(1)	—	$63,132	—	—	$25,451	(10)	$396,549
Development	2007	$224,138	$44,827		—	$86,246	—	—	$23,288	(11)	$378,499

Andre van As, Ph.D.	2009	$285,111	—		—	$127,331	—	—	—		$412,442
former CMO & SVP,	2008	$276,225	—		—	$123,442	—	—	—		$399,667
Clinical. & Regulatory	2007	$261,000	—		—	$78,000	—	—	—		$339,000

Paul Lammers, M.D.,	2009	$244,509				$173,305		—	$18,842	(12)	$436,656
M.Sc., former President

(1)	Paid in 2009 for services performed in 2008.

(2)
Based on the assumptions set forth in Note 2 to our Notes to Condensed Consolidated Financial Statements set forth in our annual report on Form 10-K for the year ended December 31, 2009 related to calculation of value of stock based compensation.

(3)
This amount is comprised of $16,909 paid by us on behalf of Mr. Podolski for health benefits, $9,336 in contributions made by us on behalf of Mr. Podolski in a simple IRA and $3,750 for a car allowance.

(4)
This amount is comprised of $18,432 paid by us on behalf of Mr. Podolski for health benefits, $12,504 in contributions made by us on behalf of Mr. Podolski in a simple IRA and $6,000 for a car allowance.

(5)
This amount is comprised of $16,653 paid by us on behalf of Mr. Podolski for health benefits and $11,024 in contributions made by us on behalf of Mr. Podolski in a simple IRA and $6,000 for a car allowance.

(6)	This amount is comprised of $18,384 paid by us on behalf of Dr. Wiehle for health benefits and $3,334 in contributions made by us on behalf of Dr. Wiehle in a simple IRA.

(7)	This amount is comprised of $18,432 paid by us on behalf of Dr. Wiehle for health benefits and $4,763 in contributions made by us on behalf of Dr. Wiehle in a simple IRA.

(8)	This amount is comprised of $16,653 paid by us on behalf of Dr. Wiehle for health benefits and $4,500 in contributions made by us on behalf of Dr. Wiehle in a simple IRA.

(9)	This amount is comprised of $20,255 paid by us on behalf of Mr. Ploth for health benefits and $6,277 in contributions made by us on behalf of Mr. Ploth in a simple IRA.

(10)	This amount is comprised of $17,004 paid by us on behalf of Mr. Ploth for health benefits and $8,447 in contributions made by us on behalf of Mr. Ploth in a simple IRA.

(11)	This amount is comprised of $15,833 paid by us on behalf of Mr. Ploth for health benefits and $7,455 in contributions made by us on behalf of Mr. Ploth in a simple IRA.

(12)	This amount is comprised of $14,448 paid by us on behalf of Dr. Lammers for health benefits and $4,394 in contributions made by us on behalf of Dr. Lammers in a simple IRA.

Base Salary

Salaries are provided to employees as compensation for basic services to the Company and to meet the objective of attracting and retaining talent.  The board of directors initially approves the hiring and promotion of any of our executive officers, including their compensation and option package.  Compensation for Mr. Podolski is normally reviewed on an annual basis by the compensation and option committee.  The compensation for Dr. Wiehle and Ms. Anderson will be determined by our chief executive officer, Mr. Podolski.  We have an employment agreement with Mr. Podolski and a consulting agreement for Ms. Anderson, which provide for current annual salaries of $435,301 and $126,000, respectively.  The current annual salary for Dr. Wiehle has been set at $165,000. The employment agreements for our former employees, Mr. Ploth and Drs. Lammers and van As, provided for an annual salary in 2009 of $275,690, $370,000 and $292,842, respectively.  The agreements for Messrs. Podolski and Ploth provide or provided, as applicable, that we will pay an annual incentive bonus as may be approved by the board of directors (which has been delegated to the compensation and option committee) in an amount not in excess of 35% and 25% of base salary, respectively.  Each of our executive officers is entitled to participate in all employee benefit plans that we sponsor.  All of our employment agreements provide that base compensation is subject to review or reconsideration at least annually.

Commencing in August 2009, all of the Company's salaried employees, including all executive officers, agreed to a temporary 50% reduction in their salary, in order to conserve the Company's cash position and provide more working capital to apply toward the Company's creditors.  Subsequently, in an effort to retain our current employees, the board of directors approved issuing stock options to each affected employee in an amount equal to the amount of salary waived, divided by the price of the Company's common stock on the date of approval by the board.  Such options vest over a twelve month period, based on continuing employment, and are exercisable at the closing price of the Company's common stock on the date of board approval. Options to purchase a total of 276,179 shares of common stock have been awarded through February 2010 at an average exercise price of $0.77. It is anticipated that this salary reduction program will be revised for all employees other than Mr. Podolski to a 25% reduction in salary, when the Company is successful in raising additional funding in 2010, in an amount at least equal to $5,000,000, and that all employees other than Mr. Podolski will be back to their normal full salary when the Company raises a total of $10,000,000 and Mr. Podolski’s salary will be revised to a 25% reduction.

When establishing or reviewing base compensation levels for Messrs. Podolski and Ploth and Dr. Lammers, the compensation and option committee, in accordance with its general compensation policy, considers or considered, as applicable, numerous factors, including:

•	the responsibilities relevant to the position;

•	the qualifications of the executive and the relevant experience of the particular individual;

•	strategic goals for which the executive has responsibility; and

•
compensation levels of peer group companies (as discussed under "Compensation Discussion and Analysis – Overview of Compensation and Process" above) who compete with us for business, scientific and executive talents.

No pre-determined weights are given to any one of such factors.

Bonus

The Company awards bonuses in order to align employees' goals with the Company's objectives.  In 2009, two of the Company's employee's, Messrs. Podolski and Ploth, were eligible to receive, upon the decision of the compensation and option committee, cash bonuses and grant awards under our incentive plans depending on the extent to which certain defined personal and corporate performance goals were achieved.  Messrs. Podolski and Ploth, have or had, as applicable, a maximum bonus target percentage specified in their employment contracts (35% and 25%, respectively).  Each year, the compensation and option committee meets or met, as applicable, with Messrs. Podolski and Ploth to establish suitable incentive milestones for each of them according to our needs and their particular job responsibilities. For calendar year 2008, the compensation and option committee established applicable value weights or percentages for each particular milestone, for purposes of earning their bonus target. The compensation and option committee usually meets promptly after the end of the calendar year to review the performance of the two executives and make a recommendation as to the achievement of such milestone targets.

For 2009, the compensation and option committee, in consultation with the entire board of directors, determined that no portion of Messrs. Podolski’s or Ploth’s bonus was to be awarded.

Perquisites

We generally do not grant perquisites as compensation to our officers or employees.  However, we have traditionally provided $6,000 per year to our chief executive officer as a car allowance, and we have continued this practice through August 15, 2009, at which time the policy was indefinitely suspended.  We match employee contributions to a simple IRA on a dollar for dollar basis up to 1% of salary and bonus.  These contributions are available to all employees.  Prior to August 15, 2009, we provided health, dental, vision, life and disability insurance benefits to all of our employees. We currently provide only health insurance benefits to all of our employees. These benefits are provided to attract and retain talent.

Stock Option and Equity Compensation

All of our employees, including executive officers, are eligible to receive long-term stock-based incentive awards under our 2004 Stock Option Plan as a means of providing such individuals with a continuing proprietary interest.  Such grants further the mutuality of interest between our employees and our stockholders by providing significant incentives for such employees to achieve and maintain high levels of performance.  Our stock option plan enhances our ability to attract and retain the services of qualified individuals.  We consider this plan to be the primary means of providing equity long-term compensation to our employees and officers.  The compensation and option committee, which acts as administrator of this plan, considers several factors in determining whether such awards are granted to an executive officer, including the following:

•	the executive officer's position and his or her performance and responsibilities;

•	the amount of stock options, if any, currently held by the officer;

•	the vesting schedules of any such options;

•	the executive officer’s other compensation; and

•	similar equity percentages of peer companies.

While the compensation and option committee does not adhere to any firmly established formulas or schedules for the issuance of awards such as options or restricted stock, the committee will generally tailor the terms of any such grant to achieve its goal as a long-term incentive award by providing for a vesting schedule encompassing several years or tying vesting to particular corporate or personal milestones, particularly milestones related to the two key factors mentioned under "Compensation Discussion and Analysis – Philosophy" above: drug development and fund raising.

During 2009, we granted options to purchase 631,647 shares to all of our employees and officers, which represented 2% of our outstanding common stock and of such amount, we granted options to purchase 519,923 shares to our executive officers, representing 82% of the total number of shares granted to our employees and officers.  A significant number of those options (350,000 shares), however, have terminated due to the termination of employment of several of our former officers during 2009.

GRANTS OF PLAN-BASED AWARDS

The following table presents each grant of stock options in 2009 to the individuals named in the summary compensation table.  There were no estimated future payouts to report under either non-equity or equity incentive plan awards:

Name	Grant Date	All Other Stock Awards: No. of Shares of Stock or Units	All Other Option Awards: No. of Securities Underlying Options	Exercise or Base Price of Option Awards	Closing Price of Stock on Grant Date	Grant Date Fair Value of Option Awards
Joseph S. Podolski,	2/18/09	—	50,000	$8.80	$8.80	$309,000
President & CEO	12/2/09	—	86,961	$0.73	$0.73	$47,829

Ronald Wiehle, Ph.D., VP R&D	12/2/09	—	32,962	$0.73	$0.73	$18,129

Louis Ploth, Jr., former VP Business Development & CFO	2/18/09	—	20,000	$8.80	$8.80	$123,600

Andre van As, Ph.D., former Sr. VP & CMO	4/14/09	—	30,000	$6.47	$6.47	$120,900

Paul Lammers, M.D., M.Sc., former President	2/18/09	—	300,000	$8.80	$8.80	$1,854,000

(1)
Based on the assumptions set forth in Note 2 to our Notes to Condensed Consolidated Financial Statements set forth in our annual report on Form 10-K for the year ended December 31, 2009 related to calculation of value of stock-based compensation.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table presents information about unexercised options that were held by each of the individuals listed in the summary compensation table as of December 31, 2009.  None of the individuals listed in the summary compensation table hold any stock awards.

	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Unexercisable		Equity Incentive Plan Awards: No. of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date
Joseph S. Podolski,	25,000		—		—	$3.15	09/20/11
President & CEO	50,000		—		—	$4.34	03/20/12
	—		225,000	(1)	—	$4.34	03/20/12
	214,305		—		—	$2.72	03/29/14
	46,848	(2)	—		—	$2.72	03/29/14
	45,833		4,167	(3)	—	$12.26	01/08/17
	12,500		37,500	(4)	—	$8.80	02/18/19
	—		86,961	(5)	—	$0.73	12/02/19

Ronald Wiehle, Ph.D.,	4,000		—		—	$3.47	09/29/10
VP, R&D	1,000		—		—	$18.19	02/01/11
	4,000		—		—	$33.25	02/01/11
	25,000		—		—	$3.15	09/20/11
	130,492		—		—	$2.72	03/29/14
	18,333		1,667	(6)	—	$12.24	01/04/17
	10,000		10,000	(7)		$10.65	06/06/18
	—		32,962	(8)	—	$0.73	12/02/19

Katherine A. Anderson	—		—		—	—	—
Chief Accounting Officer
and Secretary

Louis Ploth, Jr.,	20,000		—		—	$3.47	03/31/10
former VP,Business Development	20,000		—		—	$2.72	03/31/10
& CFO	10,000		—		—	$3.15	03/31/10
	144,458		—		—	$2.72	03/31/10
	16,740	(2)	—		—	$2.72	03/31/10
	18,333		1,667	(9)	—	$12.26	03/31/10
	5,000		15,000	(10)	—	$8.80	03/31/10

Andre van As, Ph.D.,	—		—		—	—	—
former Sr. VP & CMO

Paul Lammers, M.D., M.Sc.	—		—		—	—	—
former President

(1)	All of the shares under this option will vest in March 2012 or upon a change of control.
(2)
Pursuant to these performance-based option awards, Messrs. Podolski and Ploth were originally awarded options to purchase 58,561 shares and 20,925 shares, respectively, of our common stock.  As a result of earning some but not all of the milestones under these awards, Messrs. Podolski and Ploth vested in 46,848 shares and 16,740 shares, respectively, and the remainder under each award expired.

(3)
The shares underlying this option vest in equal quarterly installments over a three year period.  The first installment of 4,167 shares vested on April 8, 2007 and the remainder vests quarterly thereafter.

(4)
The shares underlying this option vest in equal quarterly installments over a three year period.  The first installment of 4,167 shares vested on May 18, 2009 and the remainder vests quarterly thereafter.

(5)
The shares underlying this option vest in equal quarterly installments over a one year period.  The first installment of 21,740 shares will vest on March 2, 2010 and the remainder vests quarterly thereafter.

(6)
The shares underlying this option vest in equal quarterly installments over a three year period.  The first installment of 1,667 shares vested on April 4, 2007 and the remainder vests quarterly thereafter.

(7)
The shares underlying this option vest in equal quarterly installments over a three year period.  The first installment of 1,667 shares vested on September 6, 2008 and the remainder vests quarterly thereafter.

(8)
The shares underlying this option vest in equal quarterly installments over a one year period.  The first installment of 8,241 shares will vest on March 2, 2010 and the remainder vests quarterly thereafter.

(9)
The shares underlying this option vest in equal quarterly installments over a three year period.  The first installment of 1,667 shares vested on April 8, 2007 and the remainder vests quarterly thereafter.

(10)
The shares underlying this option vest in equal quarterly installments over a three year period.  The first installment of 1,667 shares vested on May 18, 2009 and the remainder vests quarterly thereafter.

Options Exercised and Stock Vested

None of our named executive officers exercised any of their exercisable options during fiscal 2009 nor did any of our named executive officers receive or vest in any stock awards during fiscal 2009.

Post-Employment Compensation

Mr. Podolski’s employment agreement provides for fixed term of employment until May 31, 2012, with the result that his compensation and benefits will be paid thru such date if he is terminated without cause prior thereto. Any unvested options held by Mr. Podolski will also become fully exercisable in the event he is terminated without cause, and he will be entitled to a 2 year period post termination of employment in which to exercise all options regardless of the reason from termination (unless due to cause).

In addition, Mr. Podolski’s employment agreement provides that he is entitled to severance payments in the event he is terminated without cause or resigns for good reason within 12 months following a change of control.  The specific amount of these payments has been revised during March, 2010, when the Fourth Amendment to Mr. Podolski’s employment agreement was adopted.  Under his amended agreement, Mr. Podolski is entitled to a cash lump sum payment equal to the present value of the aggregate amount of payments set forth below, in which the present value is determined as of the closing date of the change of control transaction (as if he was terminated or had resigned on such date and without reduction for any salary waiver then in effect).  Mr. Podolski has agreed to defer payment of such amount, and in lieu of such lump sum payment, he will receive the payments listed in the following table.  All of the payments listed below, other than the first payment made at the closing of a change of control, would be made out of an irrevocable Rabbi Trust which would be funded by us immediately prior to the closing of a change of control transaction:

Amount of payment	Payment due date
Current annual base salary	On the closing of the change of control transaction
50% of base salary	1st anniversary after closing
50% of base salary	2nd anniversary after closing
50% of base salary	3rd anniversary after closing
50% of base salary	4th anniversary after closing
50% of base salary	5th anniversary after closing
35% of base salary	6th anniversary after closing

For purposes of the previous description, the term "cause" means: (i) the conviction of such officer by a court of competent jurisdiction of a crime involving moral turpitude; (ii) the commission, or attempted commission, on us by such officer of an act of fraud; (iii) the misappropriation, or attempted misappropriation, by such officer of any of our funds or property; (iv) the continued and unreasonable failure by such officer to perform in any material respect his obligations under the terms of his employment agreement; (v) the knowing engagement by such officer, without the written approval of the board of directors, in any direct, material conflict of interest without compliance with our conflict of interest policy; (vi) the knowing engagement by such officer, without the written approval of the board of directors, in any activity which competes with our business or which would result in a material injury to us; or (vii) the knowing engagement by such officer in any activity that would constitute a material violation of the provisions of our insider trading policy or business ethics policy then in effect.  The term "good reason" as used hereunder means a material diminution in the title, powers, duties, responsibilities or functions of such officer within one year following the occurrence of a change of control.

In August 2009, the Company and Mr. Ploth agreed that Mr. Ploth would no longer serve as Chief Financial Officer of the Company.  He was placed on medical leave through February 28, 2010, during which time he was treated as an employee of the Company.  Pursuant to Mr. Ploth’s Amended and Restated Employment Agreement dated December 23, 2005, the Company continued to pay Mr. Ploth his then current base salary through February 28, 2010, the date Mr. Ploth's medical leave and employment with the Company terminated.  During his period of medical leave, Mr. Ploth continued to be eligible to receive all benefits to which employees of the Company were entitled to receive.

In October, 2009, the Company determined that it would eliminate the position of Chief Medical Officer and Senior Vice President, Clinical & Regulatory, which would terminate the employment of Dr. van As, who held that position at the time.  Pursuant to his Employment Agreement, dated March 7, 2007, Dr. van As was paid an amount equal to six months compensation at his then current base salary and continued to receive all benefits to which employees of the Company were entitled to receive.

In October 2009, Dr. Lammers resigned his positions as the Company's President and Secretary.  Under his Employment Agreement dated February 18, 2009, Dr. Lammers was not eligible for any post-employment compensation.

DIRECTOR COMPENSATION

The following table presents summary information for the year ended December 31, 2009 regarding the compensation of the non-employee members of our board of directors.

Name	Fees Earned or Paid in Cash(1)	Stock Awards	Option Awards(2)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation		Total
Daniel F. Cain	$47,000	—	$22,500	—	—	—		$69,500
Jaye Thompson	$5,370	—	$20,800	-	—	—		$26,170
Jean L. Fourcroy	$30,000	—	$22,500	—	—	—		$52,500
Nola Masterson	$44,833	—	$22,500	—	—	—		$67,333
David Poorvin (former director)	$11,000	—	—	—	—	—		$11,000
Jeffrey R. Harder (former director)	$8,250	—	—	—	—	—		$8,250
John C. Reed (former director)	$14,000	—	$22,500	—	—	—		$36,500
Mark Lappe (former director)	$14,000	—	$22,500	—	—	—		$36,500
Stephen B. Howell (former director)	$5,750	—	$180,000	—	—	$30,400	(3)	$216,150

(1)
Except as otherwise indicated, all of the amounts in this column reflect cash fees paid to or earned by our non-employee directors for attending board or committee meetings during fiscal 2009.  In February 2010, Ms. Masterson, Dr. Fourcroy and Mr. Cain were granted options to purchase 25,000 shares, each, in lieu of additional fees accrued and unpaid in 2009 in the amount of $20,000, $14,000 and $20,000, respectively, for attendance at special meetings of the board during the second half of 2009, it having been decided that each of these directors would receive equal compensation for work done during this period of special meetings notwithstanding varying attendance at these meetings.  In addition, Ms. Masterson was awarded an option in February 2010 to purchase an additional 7,000 shares of common stock in consideration of her assuming the role of chair following Mr. Lappe’s resignation in 2009.

(2)
The amounts set forth in this column reflect the value attributed to the option awards granted to our non-employee directors during 2009.  On May 20, 2009 all of our then continuing non-employee directors, which includes Mr. Lappe, Mr. Cain, Dr. Fourcroy, Ms. Masterson, and Dr. Reed received an annual grant of an option to purchase 5,000 shares of our common stock at our annual meeting held on May 20, 2009 which was the only grant received by such directors during 2009.  Dr. Howell, who was first elected in the May 20, 2009 annual meeting, received an initial grant of an option to purchase 40,000 shares of our common stock at that meeting.  Dr. Howell resigned from the board on September 29, 2009 and as a result, 36,667 unexercisable options were cancelled at that time.  Ms. Thompson was appointed to our board of directors effective November 12, 2009 at which time she received an initial option to purchase 40,000 shares of our common stock.  The following table reflects the aggregate number of outstanding options (including unexercisable options) held by our current (and former) non-employee directors as of December 31, 2009:

Director	Number of shares underlying outstanding options
Daniel F. Cain	70,000
Jaye Thompson	40,000
Jean L. Fourcroy	70,000
Nola Masterson	65,000
David Poorvin (former director)	60,000
Jeffrey R. Harder (former director)	52,500
John C. Reed (former director)	13,333
Mark Lappe (former director)	13,333
Stephen B. Howell (former director)	3,333

(3)	The amounts in this column reflect cash fees paid to Dr. Howell for consulting services during fiscal 2009.

Overview of Compensation and Procedures

We periodically review the level of compensation paid to our non-employee directors.  In determining the level of compensation for our non-employee directors, we have historically obtained data from a number of different sources, including:

•	Publicly available peer group information; and

•	Independent private surveys of non-executive director compensation in the biotechnology community.

Employee directors do not receive additional compensation for service on the board of directors or its committees.  We reimburse each non-employee director for travel expenses incurred in connection with attendance at board meetings.  Each non-employee director is paid a $10,000 annual retainer for service on the board, payable quarterly in advance.  For regular board and committee meetings attended in person or telephonically, non-employee directors currently receive $2,000 per meeting in cash.  Chairs of committees receive $3,000 per meeting.  Non-regular meetings are compensated at the rate of $250 per hour with a minimum compensation of two hours per meeting.  Employee directors are eligible to participate in the 2004 Stock Option Plan.  Non-employee directors are entitled to participate in the 2000 Non-Employee Directors’ Stock Option Plan and the 2004 Stock Option Plan.

Under the director plan, (i) each non-employee director who is first elected to the board is entitled to receive an option to purchase 40,000 shares of common stock on the date on which he or she first becomes a non-employee director, vesting quarterly over three (3) years, and (ii) each non-employee director in office immediately after each subsequent annual meeting of stockholders will receive an option to purchase 5,000 shares of common stock, vesting over twelve (12) months, effective on such date. Additionally under the director plan, the chair of the board (if a non-employee) who is first elected to the board is entitled to receive an option to purchase 10,000 shares of common stock on the date on which he or she first becomes chair, and the chair (if a non-employee) in office immediately after each subsequent annual meeting of stockholders will receive an option to purchase 10,000 shares of common stock effective on such date or, at the election of the chair, an annual $25,000 stipend paid monthly.  Nola Masterson currently serves as the chair of the board of directors and received an option for 7,000 shares to compensate her for her additional duties following Mr. Lappe’s resignation as chair of the board of directors in November, 2009.  Under our director plan, directors may elect to receive $2,000 of their cash fee for payment in shares of our common stock or an option to purchase shares of our common stock.

During 2009, we paid an aggregate of $156,603 to our non-employee directors.  We granted options to purchase an aggregate of 105,000 shares of common stock to non-employee directors during 2009 pursuant to automatic grants under the director plan and, in February 2010, we granted additional options to purchase 82,000 shares of common stock to non-employee directors in lieu of cash for attendance at special board meetings and for service as chair during 2009.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Jeffrey R. Harder, whose term as a member of the board of directors ended with the Company’s 2009 Annual Stockholders’ Meeting, is a shareholder of Winstead PC, a law firm that has provided services to us since April 2004. Our fee arrangement with Winstead PC is negotiated on a similar basis as arrangements with other outside legal counsel and is subject to similar terms and conditions. The fees that we pay to Winstead PC are comparable to those that we pay to other law firms for similar services.  During Mr. Harder's time as a director, our board reviewed this arrangement and considered its impact on the independence of Mr. Harder as a director, and determined that it is not material to Mr. Harder.  We paid approximately $345,000 in legal fees to Winstead PC in 2009, which was less than 5% of the firm’s gross revenues for 2009.

The written charter of the Audit Committee sets forth the Company's policy that related-party transactions between the Company and management be approved by the Audit Committee.  The Audit Committee considers whether to ratify or approve a related party transaction on a case-by-case basis, rather than pursuant to a written policy.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and officers, and persons who own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership (Forms 3, 4, and 5) of common stock with the SEC. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all such forms that they file.

To our knowledge, based solely on our review of the copies of such reports received by us and on written representations by certain reporting persons that no reports on Form 5 were required, we believe that during the fiscal year ended December 31, 2009, all Section 16(a) filing requirements applicable to our officers, directors and 10% stockholders were complied with in a timely manner, except Katherine Anderson filed a Form 3 late with respect to her becoming an insider on October 29, 2009, Paul Lammers filed a Form 4 late with respect to his option grant dated February 18, 2009, Joseph Podolski filed a Form 4 late with respect to his option grant dated December 2, 2009, Jaye Thompson filed a Form 4 late with respect to her option grant dated November 12, 2009, and Ronald Wiehle filed a Form 4 late with respect to his option grant dated December 2, 2009.

PROPOSAL NUMBER 2:
RATIFICATION AND APPROVAL OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The board of directors has appointed the firm of PricewaterhouseCoopers LLP as our independent registered public accounting firm to perform an integrated audit of our financial statements for the fiscal year ending December 31, 2010 and the effectiveness of our internal control over financial reporting as of December 31, 2010, subject to ratification by our stockholders.  We anticipate that representatives of PricewaterhouseCoopers LLP will not be present at the annual meeting.  However, we anticipate that representatives of PricewaterhouseCoopers LLP will be available telephonically and will have an opportunity to make a statement, if they desire to do so, and will also be available to respond to appropriate questions from stockholders attending the annual meeting.

Fees Paid to Registered Independent Public Accounting Firm

The following table sets forth the aggregate fees billed to us by our registered independent public accounting firm, PricewaterhouseCoopers LLP, for fiscal years ended December 31, 2009 and 2008 respectively:

	2009	2008
Audit Fees	$283,500	$224,000

Audit Related Fees	—	—

Tax Fees	6,200	44,000

All Other Fees	—	—

Total Fees	$289,700	$268,000

Audit fees for 2009 included $77,000 for services related to our completed and proposed public offerings in  2009.  Audit fees for 2008 included $48,000 for services related to our filing of a shelf registration statement and a public offering in October 2008.    The services provided under the caption "Tax Fees" for 2009 and 2008 relate to certain compliance related services and tax advice to us.  The audit committee considered whether the provision of the services related to the shelf registration statement and those reflected under "Tax Fees" above might have affected PricewaterhouseCoopers' independence with respect to their audit of our financial statements, and the audit committee believes that such services did not affect, and were compatible with, PricewaterhouseCoopers' independence.

Audit Committee Pre-Approval Policies and Procedures

The audit committee's policy provides that our independent registered public accounting firm, or the Audit Firm, may provide only those services pre-approved by the audit committee or its designated subcommittee. The audit committee annually reviews and pre-approves the audit, review, attest and permitted non-audit services to be provided during the next audit cycle by the Audit Firm. To the extent practicable, at the same meeting the audit committee also reviews and approves a budget for each of such services. The term of any such pre-approval is for the period of the annual audit cycle, unless the audit committee specifically provides for a different period.

Services proposed to be provided by the Audit Firm that have not been pre-approved during the annual review and the fees for such proposed services must be pre-approved by the audit committee or its designated representative.  Additionally, fees for previously approved services that are expected to exceed the previously approved budget must also be pre-approved by the audit committee or its designated representative.

All requests or applications for the Audit Firm to provide services to us must be submitted to the audit committee or its designated representative by the Audit Firm and the chief accounting officer.  It is our policy that if any of our employees or any representative of the Audit Firm becomes aware that any services are being, or have been, provided by the Audit Firm to us without the requisite pre-approval, such individual must immediately notify the chief accounting officer, who must promptly notify the chair of the audit committee and appropriate members of senior management so that prompt action may be taken to the extent deemed necessary or advisable.

The audit committee may form and delegate to a subcommittee composed of one or more of its members, the authority to grant specific pre-approvals under its policy with respect to audit, review, attest and permitted non-audit services, provided that any such grant of pre-approval shall be reported to the full audit committee no later than its next scheduled meeting. The audit committee may not delegate to management its responsibilities to pre-approve services performed by the Audit Firm.

The board of directors recommends that stockholders vote “FOR” ratification and approval of the appointment of PricewaterhouseCoopers LLP as our registered independent public accounting firm for the fiscal year ended December 31, 2010, and proxies executed and returned will be so voted unless contrary instructions are indicated thereon.

PROPOSAL NUMBER 3:
APPROVAL OF A PROPOSAL TO GRANT THE BOARD OF DIRECTORS THE AUTHORITY TO EFFECT A REVERSE SPLIT OF OUR COMMON STOCK WITHIN ONE YEAR OF THE ANNUAL MEETING ON A BASIS NOT TO EXCEED ONE SHARE OF COMMON STOCK FOR UP TO FIVE SHARES OF COMMON STOCK OUTSTANDING, IF NECESSARY, IN THE SOLE DISCRETION OF THE BOARD OF DIRECTORS, IN ORDER TO MAINTAIN OUR LISTING ON NASDAQ.

The board of directors has unanimously recommended a proposal to the Company’s stockholders authorizing the board of directors to effect a reverse split of the Company's common stock if necessary, in the sole discretion of the board of directors, to maintain eligibility to be listed on The NASDAQ Stock Market ("NASDAQ"). This authorization is to be effective for one year from the 2010 annual meeting of the stockholders.  The effective date and the precise number of shares to be converted is to be determined by the Company's board of directors at a later time, but under no circumstances would the reverse stock split be greater than 1 for 5.  The board of directors believes this proposal to be prudent for the reasons explained below.

The board of directors is requesting stockholder authorization to reverse split the Company's outstanding common stock on the basis of one share of common stock for up to five shares outstanding, only if necessary, in order to keep the common stock eligible to be quoted on NASDAQ. With an objective to maintain the NASDAQ $1.00 minimum bid price for at least 10 trading days, the board of directors will take into consideration the immediate impact of a reverse stock split on the stock price as well as price fluctuations caused by current market conditions when determining the final reverse stock split ratio. Approval of this proposal would authorize the board of directors to reverse split the Company’s common stock from the time of approval until May 17, 2011. The board of directors desires not to effect a reverse stock split but believes that retaining the Company's listing on NASDAQ is crucial to stockholder value and liquidity and the Company's long-term business prospects. This proposed reverse stock split is not the first part of a Rule 13e-3 Going Private Transaction as defined in paragraph (a)(3)(i) of that regulation, as the reverse stock split proposal is solely for the purpose of maintaining the Company’s listing on the NASDAQ Capital market.

In December, 2009, the Company received notice from NASDAQ advising that the Company has not maintained a minimum bid price of $1.00 per share as required for continued listing on the NASDAQ Global Market by NASDAQ Listing Rule 5450(a)(1).  On January 14, 2010, the Company's shares were transferred from the NASDAQ Global Market to the NASDAQ Capital Market.  The Company has been provided until June 14, 2010 to regain compliance with NASDAQ Listing Rule 5450(a)(1).  If compliance is not demonstrated by the Company by such date, the Company’s securities will be subject to delisting from the NASDAQ Capital Market.

It is recommended that the stockholders give authorization until May 17, 2011, to the board of directors to effect up to a 1 for 5 reverse stock split of the Company's common stock. Assuming that a reverse stock split would cause the trading price of the Company's common stock to increase in the same proportion as the amount of the split, a reverse stock split would result in a proportionate increase in the quoted bid price of the common stock, thereby exceeding NASDAQ’s minimum bid price of $1.00. On March 15, 2010, the Company’s common stock closed at a price of $0.78 with a trading volume of 185,700 shares. The average daily trading volume for the Company’s common stock for the three months ending March 15, 2010 was 1,274,655 shares.

For example, if the board of directors elects to effect a 1 for 5 reverse stock split, each five issued shares of the Company's common stock held on the effective date will automatically be converted into one share of common stock. The reverse stock split conversion ratio would also have a proportionate effect on any outstanding options and warrants, as well as the shares reserved under the Company's equity incentive plans. The reverse stock split would not alter the par value of the common stock or affect the rights associated therewith, nor would it change the number of authorized shares of common stock.  No fractional shares will be issued. Fractional shares created by the reverse stock split will be rounded down to the next whole number. The accumulation of the fractional shares created by the reverse stock split will be accounted for as acquired treasury shares and immediately cancelled pursuant to Delaware law.

Although the reverse stock split will not, by itself, impact our assets or prospects, the reverse stock split could result in a decrease in the aggregate market value of our common stock. The board believes that this risk is outweighed by the benefits of the continued listing of the common stock on the NASDAQ Capital Market.

EFFECT OF REVERSE SPLIT ON HOLDERS OF ODD LOTS OF SHARES

If the maximum 1 for 5 reverse split is authorized and declared, the reverse split would result in holders of fewer than 500 shares holding an “odd lot” or less than 100 shares. A securities transaction of 100 or more shares is a “round lot” transaction of shares for securities trading purposes and a transaction of less than 100 shares is an “odd lot” transaction. Round lot transactions are the standard size requirements for securities transactions and odd lot transactions may result in higher transaction costs to the odd lot seller.

EFFECT OF REVERSE SPLIT RESULTING IN FRACTIONS OF A SHARE

A reverse split may result in some stockholders mathematically holding fractions of shares of the Company’s common stock; however, the Company will not issue fractions of shares of its stock. Delaware corporate law, which governs the corporate affairs of the Company, allows the Company to (i) pay in cash the fair value of fractions of a share as of the time when those entitled to receive such fractions are determined, (ii) arrange for the disposition of fractional interests by those entitled thereto, or (iii) issue scrip or warrants in registered form or bearer form which shall entitle the holder to receive a full share on surrendering enough scrip or warrants aggregating to a full share. If scrip or warrants are issued by the Company, the holders of such scrip or warrants are not entitled to exercise any rights of a stockholder unless otherwise determined by the board of directors as stated on the scrip or warrant certificate. The board of directors may issue the scrip subject to any conditions that the board deems advisable, including, but not limited to, a provision that the scrip will become void if not exchanged for full shares before a date specified by the board.

Because the reverse split ratio, if the reverse split is effected, will be determined by the board of directors in the future, and the potential number of fractional shares cannot be determined until such time, the exact treatment of fractional shares is unknown at this time. However, the board of directors will comply with Delaware law as outlined above concerning any such resulting fractional shares.

EFFECT OF REVERSE SPLIT ON NUMBER OF SHARES OUTSTANDING

The following table sets forth the number of shares of the Company’s common stock outstanding after each potential reverse stock split ranging from a 1 for 2 split to a 1 for 5 split, based on 26,195,043 shares of common stock outstanding as of March 15, 2010. The numbers shown below assume that no fractional shares are created from a potential reverse stock split.

Potential Reverse Stock Split	Post-Split Common Stock Shares Outstanding
1 for 2	13,097,521
1 for 3	8,731,681
1 for 4	6,548,760
1 for 5	5,239,008

EFFECT OF REVERSE SPLIT ON NUMBER OF AUTHORIZED SHARES AVAILABLE FOR ISSUANCE

As of March 15, 2010, the Company had a total of 29,608,352 of its 75,000,000 authorized shares of common stock either issued or reserved for 1) exercise of options and warrants granted or 2) future stock option grants available under approved stock option plans. The table below illustrates the effect on the number of authorized shares of the common stock available for issuance as a result of each potential reverse split. While the number of authorized shares remains constant, the effect of a reverse split would result in an increased number of available authorized unissued shares.

Potential Reverse Stock Split	Post-Split Common Stock Issued or Reserved	Authorized Common Stock	Unissued Post- Split Common Stock Available
1 for 2	14,804,175	75,000,000	60,195,825
1 for 3	9,869,450	75,000,000	65,130,550
1 for 4	7,402,086	75,000,000	67,597,914
1 for 5	5,921,669	75,000,000	69,078,331

As stated previously, the Company’s intent for requesting stockholder approval to reverse split the common stock is to keep the common stock eligible to be quoted on the NASDAQ Stock Market. The Company does not have any plans, proposals, or arrangements at this time to issue any of the additional authorized shares of common stock realized as a result of a reverse stock split for any future acquisitions or financings or any other purpose.

The actual reverse stock split ratio shall be determined by the board of directors of the Company based upon the Company’s estimation of the post-split trading bid price and the probability of the bid price maintaining the $1.00 minimum for 10 consecutive trading days under various market conditions.

The Company does not believe that a reverse stock split at any of the proposed ratios would reduce, to any significant extent, the number of stockholders of record (which does not include stockholders holding shares in street name).

ANTI-TAKEOVER IMPLICATIONS OF REVERSE STOCK SPLIT

As a result of a reverse stock split, the number of authorized, but unissued shares of the Company's common stock will increase as shown in the table above. Currently, the Company has 45,391,648 shares of authorized, unissued and non-reserved shares of its common stock available for issuance. If the maximum reverse split ratio of 1 share for each 5 existing outstanding shares is adopted by the board of directors following adoption of Proposal No. 3 by the stockholders, then the number of authorized, unissued and non-reserved shares of its common stock available for issuance would increase to 69,078,331 shares. Release No. 34-15230 of the staff of the Securities and Exchange Commission requires disclosure and discussion of the effects of any shareholder proposal that may be used as an anti-takeover device. However, as indicated above, the purpose of the reverse split is to maintain the Company's listing on NASDAQ, and not to construct or enable any anti-takeover defense or mechanism on behalf of the Company. While it is possible that management could use the additional shares to resist or frustrate a third-party transaction providing an above-market premium that is favored by a majority of the independent stockholders, the Company has no intent or plan to employ the additional unissued authorized shares as an anti-takeover device.

PROPOSALS OF STOCKHOLDERS

Proposals of stockholders to be presented at the annual meeting of stockholders to be held in 2011 must be received at the office of our Secretary no later than December 7, 2010 in order to be included in our proxy statement and form of proxy relating to that meeting.

Pursuant to our bylaws, a stockholder that intends to present business at the 2011 annual meeting and has not submitted such proposal by the date set forth above must notify our Secretary by March 28, 2011. If such notice is received after March 28, 2011, then the notice will be considered untimely, and we will not be required to present such business at the 2011 annual meeting.

All proposals must comply with applicable SEC regulations and our Restated Bylaws as amended from time to time.

FINANCIAL INFORMATION

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 is being furnished with this proxy statement to stockholders of record on the record date.  The Form 10-K does not constitute a part of this proxy statement or the proxy solicitation material.

By Order of the Board of Directors

/s/ Katherine A. Anderson
Katherine A. Anderson
Secretary

______, 2010
The Woodlands, Texas

PROXY –REPROS THERAPEUTICS INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Joseph S. Podolski and Katherine A. Anderson, or their designees, as proxies to represent the undersigned at the Annual Meeting of Stockholders to be held at The Avia Hotel, 9595 Six Pines Drive, The Woodlands, Texas 77380, on May 17, 2010, at 8:00 a.m., Central Daylight Time, and any adjournments thereof, and to vote the shares of stock the undersigned would be entitled to vote if personally present, as indicated below.

This proxy when signed and returned will be voted as directed, or if no direction is made, the proxy will be voted FOR the election of the nominees for director, FOR the ratification and approval of PricewaterhouseCoopers LLP as the Company’s registered independent public accounting firm, and FOR the approval of a proposal to grant the board of directors the authority to effect a reverse split of our common stock within one year of the annual meeting on a basis not to exceed one share of common stock for up to five shares of common stock outstanding, if necessary, in the sole discretion of the board of directors, in order to maintain our listing on The NASDAQ Stock Market.

Please vote, sign, date and return this proxy card promptly using the enclosed envelope.

(Continued and to be voted on reverse side.)

REPROS THERAPEUTICS INC.

☐	Mark this box with an X if you have made changes to your name or address details above.

ANNUAL MEETING PROXY CARD

A. ELECTION OF DIRECTORS

1. The Board of Directors recommends a vote FOR the listed nominees:

01 – Joseph S. Podolski
02 – Daniel F. Cain
03 – Jean L. Fourcroy, M.D., Ph.D., M.P.H.
04 – Nola Masterson, M.S.
05 – Jaye Thompson, Ph.D.

Mark here to vote	Mark here to WITHHOLD	For all EXCEPT – To withhold
FOR all nominees	Vote from all nominees	authority to vote for any nominee(s),
write the name(s) of such nominee(s) below.

☐	☐	☐

B. PROPOSALS

The Board of Directors recommends a vote FOR the following proposals:

2.           To ratify and approve the appointment of PricewaterhouseCoopers LLP as our registered independent public accounting firm for our fiscal year ending December 31, 2010.

FOR	AGAINST	ABSTAIN
☐	☐	☐

3.           To approve a proposal to grant the board of directors the authority to effect a reverse split of our common stock within one year of the annual meeting on a basis not to exceed one share of common stock for up to five shares of common stock outstanding, if necessary, in the sole discretion of the board of directors, in order to maintain our listing on The NASDAQ Stock Market, or NASDAQ.

FOR	AGAINST	ABSTAIN
☐	☐	☐

C. AUTHORIZED SIGNATURES — SIGN HERE — THIS SECTION MUST BE COMPLETED FOR YOUR INSTRUCTIONS TO BE EXECUTED.

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Signature 1 — Please keep signature within the box	Signature 2 — Please keep signature within the box

Date (mm/dd/yyyy)